DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and to the applicable provisions of the Delaware General Corporation Law (“Delaware Law”).

Authorized Capital Shares

Our authorized capital stock consists of 2,600,000,000 shares of capital stock, of which:
• 2,000,000,000 shares are designated as Class A common stock, $0.01 par value per share;
• 200,000,000 shares are designated as Class B-1 common stock, $0.01 par value per share;
• 200,000,000 shares are designated as Class B-2 common stock, $0.00001 par value per share; and
• 200,000,000 shares are designated as preferred stock, $0.01 par value per share.

Class A Common Stock
Pursuant to our amended and restated certificate of incorporation, holders of our Class A common stock are entitled to one vote on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Class A common stock, as such, shall not be entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation. Pursuant to our amended and restated certificate of incorporation, holders of Class A common stock are not entitled to cumulative voting.

The holders of our voting stock, consisting of our Class A and Class B-1 common stock, generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware Law or our amended and restated certificate of incorporation. Delaware Law could require holders of our Class A common stock, Class B-1 common stock or Class B-2 common stock to vote separately as a single class in the following circumstances:
• if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a call of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
• if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in an adverse manner, the holders of the class would be required to vote separately to approve the proposed amendment; provided that if the amendment adversely affects one or more series of the class but does not adversely affect all of the series of the class, then only the holders of the series that are adversely affected, voting together as a class, would be required to separately approve the amendment.

Each share of Class A common stock is convertible into one share of Class B-1 common stock and one share of Class B-2 common stock at any time and from time to time, at the option of the holder, so long as such holder holds one or more shares of Class B-1 common stock or Class B-2 common stock at the time of conversion. No public stockholders have conversion rights because they are not eligible to hold shares of Class B-1 common stock or Class B-2 common stock.

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A common stock shall be entitled to receive dividends out of any of our funds legally available when, as, and if declared by our board of directors on an equal pro rata basis with the Class B-1 common stock. Upon the dissolution, liquidation, or winding up of our company, subject to the rights, if any, of the holders of our preferred stock, the holders of our Class A common stock shall be entitled to receive the assets of our company available for distribution to its stockholders ratably in proportion to the number of shares held by them and the holders of our Class B-1 and Class B-2 common stock; provided, however, that the distribution to holders of Class B-2 common stock shall be limited to the aggregate par value of such holders’ then outstanding shares of Class B-2 common stock. Holders of Class A common stock do not have preemptive or conversion rights, other than as described above, or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Class B-1 and Class B-2 Common Stock

Pursuant to our amended and restated certificate of incorporation, our Class B-1 common stock has the same rights as our Class A common stock, except that holders of our Class B-1 common stock are not entitled to vote in the election or removal of directors. Holders of our Class B-1 common stock are otherwise entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of our Class B-2 common stock have no rights (voting or otherwise), except for the right to vote in the election or removal of directors and are entitled to a nominal annual dividend of CAD$15,000 in the aggregate. Pursuant to our amended and restated certificate of incorporation, holders of Class B-1 and Class B-2 common stock are not entitled to cumulative voting.

Each share of our Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to surrender an equal number of shares of Class B-2 common stock to us. No public stockholders have conversion rights because they are not eligible to hold shares of Class B-1 common stock or Class B-2 common stock.

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B-1 common stock shall be entitled to receive dividends out of any of our funds legally available when, as, and if declared by our board of directors on an equal pro rata basis with the Class A common stock. Upon our dissolution, liquidation, or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our Class B-1 common stock and Class B-2 common stock shall be entitled to receive the assets of our company available for distribution to its stockholders ratably in proportion to the number of shares held by them and the holders of our Class A common stock; provided, however, that the distribution to holders of Class B-2 common stock shall be limited to the aggregate par value of such holders’ then-outstanding shares of Class B-2 common stock. Holders of Class B-1 and Class B-2 common stock do not have preemptive or conversion rights, other than as described above, or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B-1 and Class B-2 common stock.

We divided the voting rights between Class B-1 common stock and Class B-2 common stock as described above in order to maintain Canadian Pension Plan Investment Board’s (“CPP Investments”) compliance with certain regulations under the Canada Pension Plan Investment Board Act, which restrict CPP Investments from investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of such corporation. We will issue such number of shares of Class B-1 common stock and B-2 common stock as is necessary to facilitate CPP Investments’ compliance with such regulations.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware Law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock.

Registration Rights

We have entered into a registration rights agreement with CPP Investments and the global investment firm that advises the Permira Funds (together with CPP Investments, the “Sponsors”) which provides our Sponsors certain registration rights whereby our Sponsors can require us to register under the Securities Act shares of Class A common stock, including shares issuable to them upon exchange of their shares of Class B-1 and Class B-2 common stock.

Anti-Takeover Provisions

Certain provisions of Delaware Law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
• the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
• upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
• at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
• Board of Directors Vacancies: Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors are permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

• Classified Board: Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. In addition, the Stockholder’s Agreement by and between us and the Sponsors, dated as of October 26, 2021, gives the Sponsors the right to designate a certain number of nominees for election to our board of directors and certain committee nomination rights, subject to stock ownership thresholds. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
• Stockholder Action; Special Meeting of Stockholders: Our amended and restated certificate of incorporation provides that, after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common stock, our stockholders will only be able to take action at an annual or special meeting of stockholders and not by written consent. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that, after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common stock, only the chair of our board of directors or a majority of our board of directors will be authorized to call a special meeting of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the voting power of our capital stock to take any action, including the removal of directors.
• Advance Notice Requirements for Stockholder Proposals and Director Nominations: Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
• No Cumulative Voting: Delaware Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
• Directors Removed Only for Cause: Our amended and restated certificate of incorporation provides that, after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common Stock, directors will only able to be removed from office for cause.
• Amendment of Charter and Bylaws Provisions: Any amendment of the above provisions in our amended and restated certificate of incorporation and amended and restated bylaws require approval by holders of at least a majority of our then outstanding Class A common stock and Class B-1 common stock.
• Issuance of Undesignated Preferred Stock: Our board of directors have the authority, without further action by the stockholders, to issue up to shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive Forum

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers, or other employees to us or our stockholders, (3) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of Delaware Law or our certificate of incorporation or bylaws (as amended from time to time), (4) any action or proceeding as to which Delaware Law confers jurisdiction on the

Court of Chancery of the State of Delaware or (5) any other action or proceeding asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware, or if no State court has jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, in all cases subject to the court having jurisdiction over indispensable parties named as defendants.

Our amended and restated bylaws also provide that the federal district courts of the United States is the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our Class A common stock is traded on the NYSE under the symbol “INFA.”